Exhibit 99.1

Dresser, Inc. Begins Solicitation of Consents from Holders of

9 3/8% Senior Subordinated Notes Due 2011

DALLAS, TEXAS (May 9, 2006)—Dresser, Inc. announced today that it has commenced a solicitation of consents from holders of record as of May 8, 2006, of its outstanding $550.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2011 for the amendment and waiver of certain reporting requirements in the indenture for the notes. The amendment and waiver are related to the company’s previously announced delay in issuing its 2005 annual and 2006 quarterly financial statements.

The proposed amendment and waiver would permit Dresser to extend to Dec. 31, 2006, its obligation to file financial statements with the Securities and Exchange Commission (SEC) for the year ended Dec. 31, 2005, and the quarters ended March 31, June 30 and Sept.30, 2006. In addition, the consent solicitation would provide for a waiver of all past and present defaults under the indenture’s reporting requirements.

The company also said at a future date it will seek an extension from its senior lenders of its 2006 quarterly financial statements delivery requirement. The request would extend the deadline for these quarterly statements from Sept. 30, 2006 to Dec. 31, 2006. The deadline for filing of financial statements for the year ended Dec. 31, 2005, under the company’s senior lending agreements would remain Sept. 30, 2006. Additional information will be provided to senior lenders following the completion of the bond consent solicitation.

The company has been delayed in filing its 2005 Annual Report on Form 10-K with the SEC and anticipates it will also be delayed in filing its quarterly reports for the first and second quarters of 2006, and possibly the third quarter report as well. The company said as it resolves the accounting matters that are causing its filing delay and as the audit of its 2005 financial statements progresses, it is assessing the need for restatement of previously reported financial statements. Currently, it has determined that it will restate its 2005 third quarter financial statements to allocate a portion of interest expense from continuing operations to discontinued operations and any other items that may arise as part of its 2005 audit. It may also determine that financial statements for other prior periods require restatement.

Based on current information, the company does not believe the resolution of its accounting matters will have a significant impact on EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations or its financial position, including its cash position and total debt.

The proposed amendment and waiver to the indenture requires the consent of holders of a majority in aggregate principal amount of the notes outstanding. Dresser will pay a fee of $1.25 in cash for each $1,000 principal amount of notes for which consents are properly delivered and not revoked prior to the expiration of the consent solicitation. The consent

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Dresser, Inc.

15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361-9929

Dresser, Inc. Begins Solicitation of Consents from Holders of 9 3/8% Senior Subordinated

Notes Due 2011

solicitation will expire at 5 p.m., New York City time, on May 23, 2006, unless the consent solicitation is extended by Dresser. The terms and conditions of the consent solicitation are described in a Consent Solicitation Statement dated May 9, 2006, which is being sent to all holders of record as of May 8, 2006. Requests for additional copies of the Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to MacKenzie Partners, Inc., the information agent, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect). Questions regarding the consent solicitation should be directed to Francesco Cipollone of Morgan Stanley & Co., Incorporated, and the solicitation agent, at (800) 624-1808 (toll-free) or (212) 761-1941 (collect).

This announcement is not a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated May 9, 2006.

Conference Call

The company said it would host a conference call on Wednesday, May 10, at 10 a. m. Eastern Daylight Time, or 9 a. m. Central Daylight Time. Management will make a brief presentation and participants will have the opportunity to ask questions. To participate in the call, dial 866-800-8651 domestically or 617-614-2704 internationally ten minutes before the conference call begins. The participant pass code is 70013150. The call is also accessible on the company’s website, www.dresser.com, under the Investor Relations section of the Corporate tab. It will also be available to replay from approximately 12 p.m. Eastern on May 10 to May 24, 2006. To access the replay, call 888-286-8010 domestically or 617-801-6888 internationally. The replay pass code is 75002830.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with approximately 6,500 employees and a sales presence in more than 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the company’s expectations regarding the completion of the 2005 audit and the unaudited results of the first, second and third quarters of 2006 and the restatement of its prior financial statements. Actual results may differ from the expectations described in these

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Dresser, Inc. Begins Solicitation of Consents from Holders of 9 3/8% Senior Subordinated

Notes Due 2011

forward-looking statements, which are subject to factors that are not in every case under the company’s control. Factors that could affect the company’s forward-looking statements may include, among other things: unanticipated changes to the company’s historical financial statements and unexpected effects from the 2005 audit and any restatement process on the company’s results of operations, liquidity or financial condition for any previously reported period. Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com